Exhibit 99.1
News Corporation
N E W S R E L E A S E
Investor Relations Contact:	Reed Nolte	212-852-7092
Press Contact:	Teri Everett	212-852-7070

News America Incorporated Prices Issue of $2.5 Billion of New Debt
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NEW YORK, NY, February 9, 2011 – News America Incorporated, a subsidiary of News Corporation, today announced the pricing of an issuance of $1 billion of 4.50% Senior Notes due 2021 and $1.5 billion of 6.15% Senior Notes due 2041 (together, the "Notes"). The closing of the offering is expected to occur on February 16, 2011, subject to satisfaction of customary closing conditions. News America will receive gross proceeds of $2,486,075,000 from this offering and expects to use the net proceeds for general corporate purposes, including the refinancing of near term maturities.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.